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MANAGEMENT CONTRACT

                        Salomon Brothers Opportunity Fund
                            Seven World Trade Center
                            New York, New York 10048

                                                               November 28, 1997

SALOMON BROTHERS ASSET MANAGEMENT INC

Seven World Trade Center
New York, New York 10048

Dear Sirs:

                  This will confirm the agreement between the undersigned (Fund) and you (Adviser) as follows:

         1. Fund proposes to engage in the business of investing and reinvesting its assets in securities of the type, in the manner and in accordance with the investment objectives and restrictions specified in its Articles of Incorporation and Registration Statement filed under the Investment Company Act of 1940 (the 1940 Act) and the Securities Act of 1933 (the 1933 Act). Copies of the documents listed above have been furnished to Adviser. Any amendments to these documents shall be furnished to Adviser promptly.

         2. Fund employs Adviser to manage the investing and reinvesting of its assets as specified in paragraph 1 and to provide to Fund the management and other services specified elsewhere in this Contract.

         3. (a) Adviser shall, at its expense, (i) provide Fund with office space, office facilities and personnel reasonably necessary for Fund's operations, (ii) employ or associate with itself such persons as its believes appropriate to assist it in performing its obligations under this Contract, and
(iii) provide Fund with persons satisfactory to Fund's Board of Directors to serve as officers and employees of Fund, including a president, one or more vice presidents, a secretary and a treasurer.

         (b) Except as provided in subparagraph (a), Fund shall be responsible for all of its expenses and liabilities, including compensation of its directors who are not affiliated with Adviser or any of its affiliates; taxes and governmental fees; interest charges; fees and expenses of Fund's independent auditors and legal counsel; membership dues; fees and expenses of any custodian (including for keeping books and accounts and calculations of net asset value of shares of Fund), transfer agent, registrar, redemption agent and dividend disbursing agent of Fund; expenses of issuing, selling, distributing, redeeming, and registering and qualifying for sale shares of Fund Capital Stock; expenses of preparing, printing and mailing or otherwise delivering stock certificates, prospectuses, shareholders' reports, notices,





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proxy statements and reports to regulatory agencies; cost of office supplies;
travel expenses of all officers, directors and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions, expenses of shareholders' meetings; and extraordinary expenses.

         4. As manager of Fund's assets, Adviser shall make purchases and sales of securities for Fund's account in accordance with Adviser's best judgment and within the investment objectives and restrictions set forth in Fund's Articles of Incorporation, Registration Statements under the 1940 Act and the 1933 Act, the 1940 Act, the provisions of the Internal Revenue Code relating to regulated investment companies and policy decisions adopted by Fund's Board of Directors from time to time. Adviser shall advise Fund's officers and Board of Directors, at such times as Fund's Board of Directors may specify, of purchases and sales made for Fund's account and shall, when requested by Fund's officers or Board of Directors, supply the reasons for making such purchases and sales.

         5. Adviser shall give Fund the benefit of Adviser's best judgment and efforts in rendering services under this Contract. As an inducement to Adviser's undertaking to render these services, Fund agrees that Adviser shall not be liable under this Contract for any mistake in judgment or in any other event whatsoever except for lack of good faith, provided that nothing in this Contract shall be deemed to protect or purport to protect Adviser against any liability to Fund or its shareholders to which Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of Adviser's duties under this Contract or by reason of Adviser's reckless disregard of its obligations and duties hereunder.

         6. In consideration of the services to be rendered by Adviser under this Contract, Fund shall pay Adviser a monthly fee on the first business day of each month, equal to 1/12 of 1% of the average daily closing value of Fund's net assets during the next preceding month. If this Contract becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of Fund's net assets shall be computed in the manner specified in its Articles of Incorporation for the computation of the value of such net assets in connection with the determination of the net asset value of shares of its Capital Stock.

         7. If the aggregate expenses of every character incurred by Fund in any fiscal year, other than interest, taxes, brokerage commissions and any extraordinary expenses, but including the fees provided for in paragraph 6 (includable expenses), shall exceed the applicable expense limitations imposed by the securities, regulations of any state in which shares of Fund's Capital Stock are and continue to be, with Adviser's consent, registered or qualified for sale to the public, Adviser shall pay Fund the amount equal to the lesser of such excess or the aggregate amount of fees paid by Fund to Adviser pursuant to paragraph 6 for services rendered by Adviser under this Contract during such fiscal year. With respect to portions of a fiscal year in which this Contract shall be in effect, the foregoing limitation





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shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. At the end of each month of Fund's fiscal year, Adviser shall review the includable expenses accrued during such year to the end of the period, and shall estimate the contemplated includable expenses for the balance of the fiscal year. If as a result of such review and estimation, it appears likely that the includable expenses will exceed the limitations provided for in this paragraph for such year, the monthly fee set forth in paragraph 6 payable to Adviser for such month shall be reduced, subject to a later adjustment, by an amount equal to a prorata portion (prorated on the basis of the remaining months of the fiscal year, including the month just ended) of the amount by which the includable expenses for the fiscal year are expected to exceed the limitations provided for in this paragraph. For purposes of the foregoing, the value of Fund's net assets shall be computed in the manner specified in the last sentence of paragraph 6, and any payment required to be made by Adviser shall be made once a year promptly after the end of Fund's fiscal year.

         8. This Contract shall remain in effect for twelve months from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of Fund's outstanding voting securities (as defined in the 1940 Act) or by Fund's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of Fund's directors who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Contract may be terminated at any time, without the payment of any penalty, by a vote of a majority of Fund's outstanding voting securities (as defined in the 1940 Act) or by a vote of a majority of Fund's entire Board of Directors on 60 days' written notice to Adviser or by Adviser on 60 days' written notice to Fund. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940
Act) by Adviser.

         9. Upon the expiration or earlier termination of this Contract, Fund shall, if so requested by Adviser in writing, as promptly as practicable change its corporate name so as to eliminate all reference to "Salomon Brothers," and thereafter Fund shall cease transacting business in any corporate name using the words "Salomon Brothers" in any form or combination and shall not use the words "Salomon Brothers" or any name derived from the name "Salomon Brothers." The foregoing rights of Adviser and obligations of Fund shall not deprive Adviser, or any affiliate thereof which has "Salomon Brothers" in its name, of, but shall be in addition to, any other rights or remedies to which Adviser and any such affiliate may be entitled in law or equity by reason of any breach of this Contract by Fund, and the failure or omission of Adviser to request a change of Fund's name or cessation of the use of the name of "Salomon Brothers" as described in this paragraph shall not under any circumstances be deemed a waiver of the right to require such change or a cessation at any time thereafter for the same or any subsequent breach. The damage to Adviser, or any affiliate thereof which has "Salomon Brothers" in its name, by reason of any failure of Fund after request to change its name and to cease using the name of "Salomon Brothers" would be irreparable and impossible of ascertainment in terms of money, and Fund consents and agrees that, consistent with the foregoing, in any such case an injunction may issue against it restraining it from the further use of the name of "Salomon Brothers."





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         10. Except to the extent necessary to perform Adviser's obligations under this Contract, nothing herein shall be deemed to limit or restrict the right of Adviser, or any affiliate of Adviser, or any employee of Adviser, including any employee who may also be a director, officer or employee of Fund, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

         If the foregoing correctly sets forth the agreement between Fund and Adviser, please so indicate by signing and returning to Fund the enclosed copy hereof.

                                                   Very truly yours,

                                                   SALOMON BROTHERS OPPORTUNITY
                                                   FUND INC

                                                   By  /S/ Irving Brilliant
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ACCEPTED:

SALOMON BROTHERS ASSET MANAGEMENT INC

By  /S/ Michael S. Hyland
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